EXHIBIT 99.1

Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer

AARON RENTS, INC. ELECTS JOHN SCHUERHOLZ TO BOARD OF DIRECTORS

ATLANTA, January 26, 2006 - Aaron Rents, Inc. (NYSE: RNT), the nation's leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics and home appliances and accessories, today announced that John Schuerholz has been elected to its Board of Directors. Mr. Schuerholz is the Executive Vice President and General Manager of the Atlanta Braves.

"We welcome John as a member of our Board of Directors," said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents. "His record as one of the most successful general managers in baseball history is a testament to his business acumen and managerial ability. We believe he will bring an unique perspective to our Board and his insights will make a solid contribution to the Company."

Mr. Schuerholz began his career in the Baltimore
Orioles organization in 1966. He moved to the Kansas City Royals two years later and held various positions with the Royals for 13 years, being named Executive Vice President and General Manager in 1981. After a very successful tenure as the General Manager of the Royals he joined the Braves in 1990 as Executive Vice President and General Manager. During the last 15 years, the Braves have had the best record in baseball and have won 14 straight divisional titles, five National League pennants, and one World Series. Mr. Schuerholz is a native of Baltimore and a graduate of Towson University, where he played soccer and baseball. He was inducted into Towson's Athletic Hall of Fame in 1973.

Aaron Rents, Inc., based in Atlanta, currently has more than 1,200 Company-operated and franchised stores in 46 states, Canada, and Puerto Rico for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 10 facilities in four states.